UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 30, 2006
WINTRUST FINANCIAL CORPORATION
(Exact name of registrant as specified in its charter)

Illinois	0-21923	36-3873352
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer Identification No.)
Incorporation)

727 North Bank Lane		60045
Lake Forest, Illinois		(Zip Code)
(Address of principal
executive offices)
Registrant’s telephone number, including area code (847) 615-4096
Not Applicable
(Former name or former address, if changed since last year)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
     ☒ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operation and Financial Condition.
On March 30, 2006, Wintrust Financial Corporation (the “Company”) issued a press release announcing that it will restate its unaudited interim financial statements as of and for each of the quarters ended March 31, June 30 and September 30, 2005 included in the Company’s Forms 10-Q for such quarters and revise its unaudited financial information for the quarter and year ended December 31, 2005, which was previously reported in the Company’s January 19, 2006 press release and February 2006 letter to shareholders. The restatements and revisions relate to the Company’s accounting under Statement of Financial Accounting Standards 133, Accounting for Derivative Instruments and Hedging Activities, as amended (“SFAS No. 133”), for interest rate swap agreements entered into in connection with certain debentures related to our trust preferred securities and subordinated debt (“Debt Transactions”) as more fully described in Item 4.02 below.
A copy of the Company’s press release is attached to this report as Exhibit 99.1 and is incorporated herein by reference.
Item 4.02. Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.
On March 30, 2006, management and the Audit Committee of the Board of Directors of the Company (the “Audit Committee”) concluded that the Company’s unaudited interim financial statements as of and for each of the quarters ended March 31, June 30 and September 30, 2005 included in the Company’s Forms 10-Q for such quarters and the Company’s unaudited financial information for the quarter and year ended December 31, 2005, which was previously reported in the Company’s January 19, 2006 press release and February 2006 letter to shareholders, should no longer be relied upon as a result of the accounting treatment applied by the Company in connection with certain derivative transactions associated with its Debt Transactions under SFAS No. 133.
The Company intends to file its Annual Report on Form 10-K for the year ended December 31, 2005 (the “2005 Form 10-K) by March 31, 2006. The 2005 Form 10-K will include the restated information for each of the quarters ended March 31, June 30 and September 30, 2005 and revised information for the year and quarter ended December 31, 2005 to reflect the proper application of SFAS No. 133.
Background
Recently there has been considerable discussion within the accounting profession regarding the proper way to account for certain derivative instruments under SFAS No. 133, including interest rate swaps commonly used by financial institutions to hedge their interest rate exposure with respect to Debt Transactions. The Company recently became aware that, in light of recent informal technical interpretations, its interpretation with respect to applying the method of hedge accounting under paragraph 65 of SFAS No. 133 (commonly referred to as the “short-cut” method) that the Company had used for certain interest rate swaps on its Debt Transactions may not be correct. At the time the Company entered into the interest rate swaps, it conducted a detailed analysis of the appropriate accounting method and determined that based upon interpretations of SFAS No. 133 and common practice, the “short-cut” method was an appropriate accounting method because the terms of the interest rate swaps and the corresponding debt matched and, as a result, the Company assumed no ineffectiveness in the hedging relationships.
However, after further examination in light of the recent informal technical interpretations and discussions with its independent registered public accounting firm, the Company and its Audit Committee concluded that the swap transactions did not qualify for the short-cut method because of the amortizing nature of the subordinated debt and an interest deferral feature of the trust preferred securities that permits interest payments to be deferred for a period of up to five years without creating an event of default or acceleration. Therefore, any fluctuations in the market value of the interest rate swaps should have been recorded through the income statement. There is no effect on cash flows from these revisions.
At the time the Company entered into the interest rate swaps, it was widely interpreted by industry participants, including the Company, independent registered public accounting firms and other industry members, that the short-cut method of hedge accounting was appropriate for these types of hedge transactions. The Company continues to believe that the swaps have been and will continue to be highly effective hedges and that the swaps would have qualified for “long-haul” hedge accounting. However, as SFAS No. 133 does not allow for application of the “long-haul” method retrospectively, the swaps must be marked to market. The Company is currently considering whether to re-designate the interest rate swaps associated with these transactions as hedges under the “long-haul” accounting method in order to qualify them going forward for hedge accounting under SFAS No. 133.
The Company’s press release (attached hereto as Exhibit 99.1) includes revised unaudited financial information as of and for each of the quarters ended March 31, June 30 and September 30, 2005 and for the quarter and year ended December 31, 2005.
Item 8.01. Other Events.
The Company plans to mail a letter to its shareholders (the “Letter”) in the near future, which will discuss the matters described in this report. The foregoing description is a brief summary of the Letter and is qualified in its entirety by reference to the Letter attached hereto as Exhibit 99.2 and incorporated by reference herein.
Item 9.01. Financial Statements and Exhibits.
(c) Exhibits.

Exhibit No.	Description

99.1	Press Release of the Company dated March 30, 2006

99.2	Letter to Shareholders

Signature
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WINTRUST FINANCIAL CORPORATION (Registrant)
By:	/s/ David L. Stoehr
David L. Stoehr
Executive Vice President and Chief Financial Officer

Date: March 30, 2006

Exhibit Index

Exhibit No.	Description

99.1	Press Release of the Company dated March 30, 2006

99.2	Letter to Shareholders

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